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                                                                     EXHIBIT 11

                 COMPUTATION OF (LOSS) EARNINGS PER COMMON SHARE

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                                                                           Reorganized
                                                                             Company                Predecessor Company
                                                                          ------------    -------------------------------------
                                                                          Seven Months    Five Months
                                                                             Ended          Ended       Year Ended      Year Ended
                                                                          December 31,      May 31,     December 31,   December 31,
                                                                             1999            1999          1998            1997
                                                                          ------------    -----------   ------------   ------------
                                                                                          (Unaudited)
                                                                                             (Dollars in Thousands)
Net  (Loss) Income Available to Common Shareholders:
     Net (Loss) Income .........................................         $   (14,091)     $   157,338   $  (201,659)   $     15,164
     Redeemable Preferred Stock Dividends ......................                --               --            (417)         (1,604)

                                                                         $   (14,091)     $   157,338   $  (202,076)   $     13,560
                                                                         -----------      -----------   ------------   ------------
Weighted Average Number of Shares:
     Average common shares outstanding .........................          20,033,600       10,885,000    10,676,685       7,569,808
     Common share equivalents resulting from assumed exercise of
        stock options ..........................................                --               --            --           449,491
                                                                         -----------      -----------   ------------   ------------
     Total average shares ......................................          20,033,600       10,885,000    10,676,685       8,019,299
                                                                         -----------      -----------   ------------   ------------
(Loss) Earnings per common share ...............................         $     (0.70)     $     14.45   $    (18.93)   $       1.69
                                                                         ===========      ===========   ===========    ============

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